Exhibit 99

May 1, 2006

Via Facsimile and Overnight Delivery

Daniel S. Loeb

Chief Executive Officer

Third Point LLC

390 Park Avenue

New	York, NY 10022

Dear Mr. Loeb:

We are in receipt of your letter dated April 27, 2006. We agree wholeheartedly with your statement that Nabi Biopharmaceuticals has significant assets.

The Board of Directors and senior management team have developed and are effectively executing on a strategic business plan that we are confident will create shareholder value. We believe we have the right team in place to continue executing on that plan.

As we have stated publicly on a number of occasions, our operating focus for the next two years is to generate increased cash returns from our operations and advance key product development programs. In order to accomplish these goals we are pursuing three major objectives:

•	Optimizing the value of current operations;
•	Building value through strategic partnerships and commercial alliances; and
•	Proving value in key research and development programs through “proof-of-concept” clinical studies.

We believe that we have an exciting future ahead of us. We are committed to building upon our strengths and maintaining our positive momentum to grow the value of our company for the benefit of all our shareholders.

Sincerely,

/s/ Thomas H. McLain

Thomas H. McLain

Chairman, Chief Executive Officer & President